EXHIBIT 99.1

Hooker Furnishings Reports Improved Profitability in 2024 Fiscal Year

MARTINSVILLE, Va., April 11, 2024 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT) (the “Company” or “HFC”), a global leader in the design, production, and marketing of home furnishings for 100 years, today reported operating results for its fiscal 2024 fourth quarter and full year ended January 28, 2024.

Fiscal 2024 and the fourth quarter overview:

  Despite difficult business conditions for the home furnishings industry and a 25.7% consolidated sales decrease, the Company reported operating income of $12.4 million and net income of $9.9 million, or $0.91 per diluted share for the fiscal year. Operating profitability improved by $18.4 million compared to an operating loss of $6 million last year, and net income improved by $14.2 million from a net loss of $4.3 million or ($0.37) per diluted share in the prior fiscal year. The profitability gains are attributed primarily to the absence of a $24.4 million inventory write-down at HMI recorded in last year’s fourth quarter.
  Fiscal 2024 consolidated net sales were $433.2 million, a decrease of $149.9 million or 25.7%, compared to the previous fiscal year. This decline was driven by industry-wide weak demand and the exit of unprofitable product lines in the Home Meridian Segment, the latter of which resulted in an approximate $21 million reduction in revenue.
  During the year, the Company’s financial position and balance sheet were strengthened, increasing cash by $24.2 million to over $43 million at year-end and adjusted our inventory levels to align with demand, resulting in a $35 million or 36% reduction, including the successful liquidation of all of HMI’s obsolete inventories.
  For the fiscal 2024 fourth quarter, consolidated net sales decreased by $34.5 million or 26.3%, compared to the prior year fourth quarter, also due to soft demand for home furnishings. The Company recorded operating income of $340,000 and net income of $593,000 or $0.06 per diluted share, compared to operating loss of $23.7 million and net loss of $17.9 million or ($1.60) per diluted share in the prior year quarter, driven by the $24.4 million inventory valuation charge recorded in the fourth quarter of fiscal 2023.
  While taking comprehensive steps this year to reposition HMI for sustainable profitability, an array of strategic, targeted long-term growth initiatives including the launch of the new “M” modern lifestyle brand, new showroom openings, a new Enterprise Resource Planning operating system and the acquisition of BOBO to enhance HFC’s ability to be a whole home furnishings resource were implemented.
  Despite the current demand environment, many current economic indicators support an optimistic outlook for the medium-to-long term. Consequently, the Company continues to invest in initiatives that it believes will ideally position it for when demand improves. It recently consolidated merchandising for its legacy brands under a Chief Creative Officer, designed to drive creative excellence and deliver a more integrated and aspirational presentation in its approach to the market. This move is expected to position Hooker as a whole-home, consumer centric resource to its customers, drive synergies among its brands and ultimately drive increased sales and earnings when demand returns.

Management Commentary

“We’re proud of our team’s accomplishments and discipline during a challenging year, as we successfully restructured our HMI business model, improved profitability and strengthened our balance sheet,” said Jeremy Hoff, chief executive officer. “At the same time, we reinforced belief in our strategic growth initiatives by continuing to make the necessary investments to fuel long-term growth and sustainability.”

“Fiscal 2024 marked the third full fiscal year since the initial COVID crisis and was a pivotal year for us,” Hoff said. “Since 2020, we have navigated through some of the most volatile macroeconomic conditions of our 100-year history: the severe initial downturn of the pandemic followed by a demand surge for home furnishings, supply chain disruptions, inventory unavailability, historically high ocean freight costs, significant inflation, higher interest rates, a sluggish housing market and a temporary shift in discretionary spending away from home furnishings. Against the backdrop of these disruptions and recent weak industry-wide demand, we’ve strengthened our financial position, made strategic investments to expand our addressable market and continued our over 50-year history of dividend payments, including our eighth consecutive annual dividend increase,” Hoff said.

“As we celebrate our 100th year in business, the adaptability that’s been integral to our culture since 1924 continues to be vital to our success today and will drive us forward as we start our next century. As part of that adaptability, Hooker was pleased to welcome Caroline Hipple as Chief Creative Officer last week. An industry veteran with more than 45 years of retail, sales, marketing, and creative merchandising experience, Caroline joins the company most recently from Norwalk Furniture, where she served eight years as president. Under her leadership, Norwalk experienced significant growth. She’ll lead Hooker’s existing team of very talented merchandisers and designers in repositioning our legacy brands, including newly acquired Sunset West and BOBO Intriguing Objects, to deliver a more integrated and aspirational presentation in their approach to the market. We believe this move will position Hooker as a whole-home, consumer centric resource to its customers and ultimately drive increased sales and earnings when demand returns.”

Segment Reporting: Hooker Branded

Hooker Branded Segment net sales decreased by $49.3 million or 24.0% compared to the prior fiscal year, primarily due to decreased sales volume resulting from soft demand for home furnishings. This decrease was further amplified by the strong sales in the prior year, driven by a surge in demand after the initial COVID crisis, and fulfillment of historically high order backlog carried over from fiscal 2022.

Despite the sales decrease, gross margins increased significantly due to the combination of reduced ocean freight costs and the lingering impact of price increases implemented in the prior year. For fiscal 2024, Hooker Branded achieved a $16.8 million operating income with a 10.8% operating margin, compared to $22 million and a 10.7% operating income margin last year.

For the fiscal 2024 fourth quarter, net sales decreased by $14.1 million or 27.3% compared to the prior-year fourth quarter. While incoming orders remained flat compared to last year’s fourth quarter, the backlog was 25% lower than the previous year-end but remained 40% higher than the fiscal 2020 year-end.

In April 2023, we relocated and expanded our High Point Showroom to create a wider audience for our Hooker Legacy and Sunset West product lines, while opening smaller showrooms in Las Vegas and Atlanta. We set attendance records at both the Spring and Fall High Point Markets with year-over-year increases of 92% and 86% respectively. The collective impact of our new showrooms in these markets has more than quadrupled our customer contacts annually, helping us set a pace of opening 150 new customer accounts on average per month.

Segment Reporting: Home Meridian (HMI)

Home Meridian Segment net sales decreased by $72.8 million, or 33.7% compared to the prior fiscal year due to soft demand for home furnishings, which resulted in reduced sales across all channels, including traditional furniture chains, mass merchants, and e-commerce.

Additionally, the exit of unprofitable businesses accounted for approximately 26% of the sales decrease within the segment. On a positive note, SLH achieved robust sales growth with a 38% increase, as the hospitality market experiences a strong rebound. Despite reduced revenue, gross profit was $24.4 million, compared to a gross loss of $2.6 million in the prior year. This significant improvement was primarily due to the absence of the $24.4 million write-down of ACH inventories and other excess inventories. “We made significant progress in restructuring HMI to focus on its core businesses and product lines, allowing the segment to achieve profitability in the third quarter for the first time since calendar year 2021 and to improve fiscal year gross profit, setting it on what we believe is a path of sustained profitability”, Hoff added. The segment reported an operating loss of $5.5 million (3.9%), a $31.7 million improvement from the prior year.

For the fiscal 2024 fourth quarter, net sales decreased by $15.6 million or 35% compared to the prior-year fourth quarter.

“Increased incoming orders at HMI outpaced all segments, increasing by over $74 million, more than doubling compared to the prior year,” said Hoff. “Improving demand is an affirmation of HMI’s efforts to strengthen product offerings and focus on the core profitable businesses of Pulaski, PRI and Samuel Lawrence/SLH,” he added.

To a lesser extent, the absence of order cancellations from exited businesses in the current year impacted order improvements at HMI. The year-end backlog was 16% lower than the previous year end but increased by 30% compared to fiscal 2024 third quarter end.

Segment Reporting: Domestic Upholstery

The Domestic Upholstery Segment’s net sales decreased by $29.9 million, or 19.1% compared to the all-time record sales this segment achieved in the prior fiscal year due to fulfillment of an historically high order backlog. All four divisions experienced sales decreases driven by reduced demand.

Both gross profit and margin decreased due to a combination of lower net sales and under-absorbed overhead when operating at a reduced production level during the year. On a more positive note, all four divisions benefited from more stable raw material costs.

For the fiscal 2024 fourth quarter, net sales decreased by $5.5 million or 16.2% compared to the prior year fourth quarter.

Incoming orders increased across all four divisions in fiscal 2024. The year-end order backlog was 36% lower than the prior year-end. Domestic Upholstery backlog remained 7% higher than the fiscal 2020 year-end, excluding Sunset West which was acquired on the first day of the Company’s 2023 fiscal year (calendar 2022).

Cash, Debt, and Inventory

Cash and cash equivalents stood at $43.2 million at fiscal 2024 year-end, an increase of $24.2 million from the prior year-end. Inventory levels decreased by $34.9 million from prior year-end due to adjusted inventory planning based on current demand and business structure.

During fiscal 2024, $55.5 million of cash generated from operating activities funded $11.7 million in share repurchase, $9.7 million in cash dividends, $6.8 million in capital expenditures including investments in the new High Point, Atlanta and Vegas showrooms, $5.1 million for continued implementation of the new ERP system, $2.8 million principal and interest payments on term loans, and $2.4 million for the BOBO acquisition. Since the share repurchase program began in the second quarter of last fiscal year, a total of $25 million has been spent to purchase and retire 1.4 million shares of common stock. The share repurchase program was completed during fiscal 2024. In addition to the cash balance, an aggregate of $28.3 million was available under the existing revolver and $28.5 million in cash surrender value of Company-owned life insurance policies was outstanding at year-end.

Capital Allocation

“Aligning our inventories with current demand contributed to the increase in cash during the year,” commented Paul Huckfeldt, chief financial officer, “and we have disciplines in place to help prevent future inventory spikes. Our capital allocation priorities right now are continuing to invest in organic growth and strategic initiatives and maintain a strong balance sheet until the demand environment improves, while continuing to pay a meaningful dividend, which we’ve paid for 53 consecutive years.”

Outlook

“Home furnishings industry demand is exceptionally soft and about two and a half months into the new fiscal year, year-to-date consolidated orders are down in the mid-single digits as compared to the same prior-year period,” said Hoff.

“Economic indicators are mixed, but somewhat encouraging. Over the last six months, US Consumer confidence has shown no real trend to the upside or downside, despite encouraging signs including the easing of inflation from 2023 highs and likely interest rate cuts later in the year. We’re also encouraged by recent strong existing home sales, growth in building permits and in single-family housing starts and completions, an encouraging jobs report, and the stock market’s strong performance. We are cautiously optimistic for later this year and beyond and are confident we’ve made the right strategic investments in sales channels, people, systems, and products and that we’re positioned to grow as the economy gains momentum,” Hoff said.

“We are looking forward to the Spring High Point Market that opens this week and expect strong attendance as we offer an exciting assortment of new products across divisions.

Throughout this year, we will be celebrating over a century of business offering quality home furnishings with innovative style and function. We attribute the longevity of the Company to our exceptional culture. One of the attributes that defines our culture is our philanthropic DNA. We plan to honor our past with a variety of philanthropic contributions to the communities in which our employees live and work,” said Hoff.

“We believe the investments and improvements we made in the past year will be a springboard to higher profitability, especially once demand improves. Going forward, we intend to use the strength of our balance sheet and variable cost model to weather current economic volatility until consumer confidence improves and demand returns,” Hoff concluded.

Conference Call Details

Hooker Furnishings will present its fiscal 2024 fourth quarter and full year financial results via teleconference and live internet webcast on Thursday morning, April 11th, 2024 at 9:00 AM Eastern Time. A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay. To access the call by phone, participants should go to this link (registration link) and you will be provided with dial in details. To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

Hooker Furnishings Corporation, in its 100th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, fabric-upholstered furniture, lighting, accessories, and home décor for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources International, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, N.C., Las Vegas, N.V., Atlanta, G.A. and Ho Chi Minh City, Vietnam. The company operates distribution centers in Virginia, Georgia, and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, hfcustomfurniture.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, slh-co.com, and sunsetwestusa.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, including the current macro-economic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to inflation and rising interest rates, including their potential impact on (i) our sales and operating costs and access to financing, (ii) customers, and (iii) suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the direct and indirect costs and time spent by our associates associated with the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (3) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (4) changes in consumer preferences, including increased demand for lower-priced furniture; (5) difficulties in forecasting demand for our imported products and raw materials used in our domestic operations; (6) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, freight costs, including the price and availability of shipping containers, ocean vessels, ocean and domestic trucking, and warehousing costs and the risk that a disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, could adversely affect our ability to timely fill customer orders; (7) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (8) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government; (9) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information, hacking or other cyber-security threats or inadequate levels of cyber-insurance or risks not covered by cyber- insurance; (10) risks associated with our Georgia warehouse including the inability to realize anticipated cost savings and subleasing excess space on favorable terms; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (12) risks associated with HMI segment restructuring and cost-savings efforts, including our ability to reduce expenses and return the segment to profitability; (13) the risks related to the Sunset West acquisition including integration costs, maintaining Sunset West’s existing customer relationships, debt service costs, interest rate volatility, the use of operating cash flows to service debt to the detriment of other corporate initiatives or strategic opportunities, the loss of key employees from Sunset West, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies across the business which could adversely affect our internal control or information systems and the costs of bringing them into compliance and failure to realize benefits anticipated from the Sunset West acquisition; (14) the risks related to the BOBO Intriguing Objects acquisition, including the loss of a key BOBO employee, inconsistencies in standards, controls, procedures and policies across the business which could adversely affect our internal control or information systems and failure to realize benefits anticipated from the BOBO acquisition; (15) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (16) risks associated with product defects, including higher than expected costs associated with product quality and safety, regulatory compliance costs (such as the costs associated with the US Consumer Product Safety Commission’s new mandatory furniture tip-over standard, STURDY) related to the sale of consumer products and costs related to defective or non-compliant products, product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (17) disruptions and damage (including those due to weather) affecting our Virginia or Georgia warehouses, our Virginia, North Carolina or California administrative facilities, our High Point, Las Vegas, and Atlanta showrooms or our representative offices or warehouses in Vietnam and China; (18) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (19) our inability to collect amounts owed to us or significant delays in collecting such amounts; (20) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (21) capital requirements and costs; (22) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (23) the cost and difficulty of marketing and selling our products in foreign markets, including new foreign markets which require material startup costs without the guarantee of future sales; (24) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (25) price competition in the furniture industry; and (26) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2024. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28,	January 29,	January 28,	January 29,
	2024	2023	2024	2023

Net sales	$96,775	$131,299	$433,226	$583,102

Cost of sales	71,571	101,449	322,705	461,056
Inventory valuation expense	1,468	29,078	1,829	28,752

Gross profit	23,736	772	108,692	93,294

Selling and administrative expenses	22,472	23,560	92,678	95,815
Intangible asset amortization	924	878	3,656	3,512
Trade name impairment charges	–	13	–	13

Operating income / (loss)	340	(23,679)	12,358	(6,046)

Other income / (expense), net	582	(10)	1,653	416
Interest expense, net	376	(27)	1,573	519

Income / (Loss) before income taxes	546	(23,662)	12,438	(6,149)

Income tax expense / (benefit)	(47)	(5,783)	2,573	(1,837)

Net income / (loss)	$593	$(17,879)	$9,865	$(4,312)

Earnings / (Loss) per share
Basic	$0.06	$(1.60)	$0.91	$(0.37)
Diluted	$0.06	$(1.60)	$0.91	$(0.37)

Weighted average shares outstanding:
Basic	10,490	11,166	10,684	11,593
Diluted	10,675	11,166	10,838	11,593

Cash dividends declared per share	$0.23	$0.22	$0.89	$0.82

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME / (LOSS)
(In thousands)

	For the
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28,	January 29,	January 28,	January 29,
	2024	2023	2024	2023

Net income / (loss)	$593	$(17,879)	$9,865	$(4,312)
Other comprehensive income:
Actuarial adjustments	36	1,142	(173)	1,204
Income tax effect on adjustments	(9)	(273)	41	(288)
Adjustments to net periodic benefit cost	27	869	(132)	916

Total comprehensive income / (loss)	$620	$(17,010)	$9,733	$(3,396)

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	January 28,	January 29,
	2024	2023

Assets
Current assets
Cash and cash equivalents	$43,159	$19,002
Trade accounts receivable, net	51,280	62,129
Inventories	61,815	96,675
Income tax recoverable	3,014	3,079
Prepaid expenses and other current assets	5,530	6,418
Total current assets	164,798	187,303
Property, plant and equipment, net	29,142	27,010
Cash surrender value of life insurance policies	28,528	27,576
Deferred taxes	12,005	14,484
Operating leases right-of-use assets	50,801	68,949
Intangible assets, net	28,622	31,779
Goodwill	15,036	14,952
Other assets	14,654	9,663
Total non-current assets	178,788	194,413
Total assets	$343,586	$381,716

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,393	$1,393
Trade accounts payable	16,470	16,090
Accrued salaries, wages and benefits	7,400	9,290
Customer deposits	5,920	8,511
Current portion of operating lease liabilities	6,964	7,316
Other accrued expenses	3,262	7,438
Total current liabilities	41,409	50,038
Long term debt	21,481	22,874
Deferred compensation	7,418	8,178
Operating lease liabilities	46,414	63,762
Other long-term liabilities	889	843
Total long-term liabilities	76,202	95,657
Total liabilities	117,611	145,695

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 10,672 and 11,197 shares issued and outstanding on each date	49,524	50,770
Retained earnings	175,717	184,386
Accumulated other comprehensive income	734	865
Total shareholders’ equity	225,975	236,021
Total liabilities and shareholders’ equity	$343,586	$381,716

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the
	Fifty-Two Weeks Ended
	January 28,	January 29,
	2024	2023
Operating Activities:
Net income / (loss)	$9,865	$(4,312)
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Inventory valuation expense	1,829	28,752
Depreciation and amortization	8,956	8,829
Deferred income tax expense	2,523	(3,160)
Noncash restricted stock and performance awards	1,706	1,244
Provision for doubtful accounts and sales allowances	(727)	(3,673)
Gain on life insurance policies	(984)	(1,179)
Loss on sales of assets	35	94
Changes in assets and liabilities:
Trade accounts receivable	11,577	16,831
Inventories	34,776	(47,827)
Income tax recoverable	65	1,283
Prepaid expenses and other assets	(5,111)	(5,711)
Trade accounts payable	190	(15,781)
Accrued salaries, wages, and benefits	(1,890)	2,148
Customer deposits	(2,590)	(1,911)
Operating lease assets and liabilities	449	(57)
Other accrued expenses	(4,261)	3,254
Deferred compensation	(937)	(542)
Net cash provided by/(used in) operating activities	$55,471	$(21,718)

Investing Activities:
Acquisitions	(2,373)	(25,274)
Purchases of property and equipment	(6,815)	(4,199)
Premiums paid on life insurance policies	(406)	(492)
Proceeds of life insurance policies	1,036	–
Net cash used in investing activities	(8,558)	(29,965)

Financing Activities:
Purchase and retirement of common stock	(11,674)	(13,342)
Cash dividends paid	(9,682)	(9,602)
Payments for long-term loans	(1,400)	(700)
Proceeds from long-term loans	–	25,000
Proceeds from revolving credit facility	–	36,190
Payments for revolving credit facility	–	(36,190)
Debt issuance cost	–	(37)
Net cash (used in)/provided by financing activities	(22,756)	1,319

Net increase/(decrease) in cash and cash equivalents	24,157	(50,364)
Cash and cash equivalents – beginning of year	19,002	69,366
Cash and cash equivalents – end of year	$43,159	$19,002

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$23	$101
Cash paid for interest, net	1,375	642

Non-cash transactions:
(Decrease)/Increase in lease liabilities arising from changes in right-of-use assets	$(10,646)	$25,241
Increase in property and equipment through accrued purchases	190	128

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME/(LOSS) BY SEGMENT
(In thousands)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	January 28, 2024		January 29, 2023		January 28, 2024		January 29, 2023
		% Net		% Net		% Net		% Net
Net sales		Sales		Sales		Sales		Sales
Hooker Branded	$37,654	38.9%	$51,802	39.4%	$156,590	36.2%	$205,935	35.3%
Home Meridian	29,015	30.0%	44,617	34.0%	143,538	33.1%	216,338	37.1%
Domestic Upholstery	28,272	29.2%	33,735	25.7%	126,827	29.3%	156,717	26.9%
All Other	1,834	1.9%	1,145	0.9%	6,271	1.4%	4,112	0.7%
Consolidated	$96,775	100%	$131,299	100%	$433,226	100%	$583,102	100%

Operating income/(loss)
Hooker Branded	$3,546	9.4%	$5,608	10.8%	$16,844	10.8%	$22,030	10.7%
Home Meridian	(997)	-3.4%	(29,892)	-67.0%	(5,530)	-3.9%	(37,181)	-17.2%
Domestic Upholstery	(1,609)	-5.7%	583	1.7%	1,131	0.9%	8,871	5.7%
All Other	(600)	-32.7%	22	1.9%	(87)	-1.4%	234	5.7%
Consolidated	$340	0.4%	$(23,679)	-18.0%	$12,358	2.9%	$(6,046)	-1.0%

For more information, contact:
Paul A. Huckfeldt, Senior Vice President & Chief Financial Officer, Phone: (276) 666-3949